EXHIBIT 10.12

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of October 8, 2007 (the “Effective Date”) by and between BAYER PHARMACEUTICALS CORPORATION, a Delaware corporation with offices located at 400 Morgan Lane, West Haven, CT 06516 (“Licensor”), and DARA BIOSCIENCES, INC., a Delaware corporation with its offices located at 4505 Falls of Neuse Road, Suite 125, Raleigh, NC 27609 (“Licensee”). Licensor and Licensee may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

WHEREAS, Licensor owns certain intellectual property rights concerning PPARa , PPARg, or PPARd compounds that may be potential pharmaceutical product opportunities;

WHEREAS, Licensee wishes to license such rights in order to research, develop and commercialize such successful pharmaceutical products; and

WHEREAS, the Parties desire to enter into an agreement granting Licensee the right to exploit such intellectual property rights on the terms described herein.

Now, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows;

1.	DEFINITIONS

1.1 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “API” means active pharmaceutical ingredient.

1.3 “Bay 62-9069” means [***].

1.4 “Development Candidate” means (i) Bay 62-9069 or (ii) any other compound that (a) is covered, or the manufacture or use of which is covered, by a Valid Claim of any Licensed Patent and (b) consistently demonstrates EC50 values greater than 5 micromolar with respect to

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PPARa, PPARg, and PPARd in a PPAR Assay performed consistent with generally-accepted scientific and industry standards. Any compound other than Bay 62-9069 that consistently demonstrates EC50 values less than or equal to 5 micromolar with respect to any one (or more) of PPARa, PPARg, or PPARd in a PPAR Assay shall be excluded from the definition of Development Candidate.

1.5 “Combination Product” means a pharmaceutical product containing both (i) an API of a Licensed Product which is a subject of this Agreement and (ii) one or more other active ingredients or delivery systems for which rights are not included in the license granted under this Agreement but, with respect to the items in (ii), which may each or collectively form the basis for a separate product.

1.6 “Commence” or “Commencement,” when used to describe a Phase 2 Trial or Phase 3 Trial, or any other human clinical trial of a Licensed Product, means the first dosing of the first patient for such trial.

1.7 “Commercialization” means all activities that are undertaken after Regulatory Approval of a particular Licensed Product and that relate to the commercial marketing and sale of such Licensed Product, including but not limited to prelaunch activities, advertising, marketing, promotion, distribution, and/or sales.

1.8 “Confidential Information” means all Information, and other information and materials, received by either Party from the other Party pursuant to this Agreement that: (i) is designated as confidential at the time of disclosure or promptly thereafter; (ii) under the circumstances surrounding disclosure should be treated as confidential by the receiving Party, or (iii) by reason of its nature would be treated as confidential by a reasonable receiving party, which would include, without limitation, trade secrets.

1.9 “Control” means, with respect to any intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant a license or sublicense in or to such right as set forth herein without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Develop” or “Development” means, with respect to a Licensed Product, engaging in preclinical, clinical, and other product development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Regulatory Approval of a Licensed Product in the Territory.

1.11 “Diabetes Product” means a Licensed Product developed and intended for the treatment of type 2 diabetes, as evidenced in Regulatory Filings made with respect to such Licensed Product.

1.12 “Diligent Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, taking into account technical and regulatory factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory

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environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

1.13 “DMF” means a drug master file, as provided for in 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.14 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.15 “Field” means all uses and applications.

1.16 “First Commercial Sale” means the first sale of any Licensed Product sold to a Third Party by Licensee, its Affiliate or a sublicensee of either of the foregoing for human therapeutic or prophylactic use after receipt of Regulatory Approval for such Licensed Product. A sale for clinical trial, research, development, test marketing, sampling, promotional, or compassionate use purposes for which compensation is not received, or compensation is less than or equal to Licensee’s cost of manufacturing or procuring such Licensed Product, will not be considered a First Commercial Sale.

1.17 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.18 “Improvements” means any improvements, enhancements, or modifications of any Licensed Products or other technology claimed in the Licensed Patents, or which would be useful or necessary in the manufacture, use, or sale of Licensed Products, which come under the Control of Licensor or its Affiliates during the Term.

1.19 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to Commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. esq., and equivalent foreign regulations.

1.20 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.21 “Know-How” means any non-public, proprietary Information and other data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. Know-How does not include any rights under Patents.

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1.22 “Licensed Product” means a product the use, sale, or manufacture of which would be the subject of a Valid Claim pursuant to this Agreement

1.23 “Licensed Know-How” means all Know-How Controlled by Licensor or its Affiliates as of the Effective Date, or which is developed or acquired by and Controlled by Licensor or its Affiliates during the term of this Agreement, including but not limited to any Know-How related to Improvements, that is necessary or useful for the research, development, manufacture, importation, use or sale of Licensed Products.

1.24 “Licensed Patents” means (i) the patents and patent applications listed on Schedule 1.24, (ii) any Patents related or claiming priority thereto, and, to the extent Controlled by Licensor or its Affiliates as of the Effective Date or coming under the Control of Licensor or its Affiliates following the Effective Date, (iii) any Patents claiming Improvements and other Patents necessary or useful for the research, development, manufacture, importation, use or sale of Licensed Products.

1.25 “Licensed Technology” means Licensed Patents and Licensed Know-How.

1.26 “Major Market” means the United States of America, Germany, Japan, the United Kingdom, Italy, France, or Spain.

1.27 “Net Sales” means

(a) with respect to a Licensed Product (subject to subsections (b) and (c) below), the amount received by a Party or its Affiliate or a Third Party sublicensee for sales of such Licensed Product to Third Parties in countries where such Licensed Product is covered by a Valid Claim, excluding (i) reasonable returns, allowances, refunds, and rebates actually paid, granted or accrued, (ii) trade, quantity, cash, and other discounts and any other reasonable adjustments actually allowed or granted, including, but not limited to, those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged or defective goods, or recalls, (iii) chargebacks, rebates, reimbursements or similar payments or adjustments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers), (iv) adjustments arising from consumer discount programs, (v) customs or excise duties, tariffs, sales, consumption, value added, and other taxes (except income taxes) or similar payments related to particular sales or shipments of Licensed Products, and (vi) freight, handling, and insurance, provided that the exclusion for (vi) shall be limited to no greater than one and one-half percent (1.5%) of gross sales; and

(i) in the case of Combination Products, if Licensee and/or its Affiliate and/or any Third Party sublicensee of either of the foregoing separately sells in such country during such year when it sells such Combination Product both (1) one or more Licensed Products containing Licensed API(s) as their sole API(s) and (2) products containing the other API(s) or delivery system(s) that are also contained in such Combination Product but not covered by the Licensed Patents, the Net Sales attributable to such Combination Product during such year

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shall be calculated by multiplying the Net Sales (as originally defined above) of the Combination Product by the fraction A/(A+B), where A is the average sale price of the corresponding Licensed Product(s) containing a Licensed API as its(their) sole API and B is the average sale price of the other product(s) or system(s) sold separately in finished form, so that A+B is the average sale price of all the product(s) and, if applicable, the delivery system(s) together, as the case may be. In the event that any such average sale price(s) cannot be determined, Net Sales for the purposes of determining royalty payments with respect to such Combination Product shall be commercially reasonable and determined by good faith negotiation between Licensee and Licensor consistent with the ratio referenced above.

(b) in the case of discounts on “bundles” of products or services which include Licensed Products (such “bundles” including but not limited to (i) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, or drugs and other products or services, (ii) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Licensed Product or other product or service (e.g. achievement of market share or placement on a formulary tier), or (iii) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products or services been purchased separately or outside the bundled arrangement), Licensee may with notice to Licensor discount the bona fide list price of a Licensed Product by the average percentage discount of all products or services of Licensee and/or its Affiliates or Third Party sublicensee in a particular “bundle”, calculated as follows:

Average percentage discount on a particular “bundle”	=	[1 - (X/Y)] x 100

where X equals the total discounted price of a particular “bundle” of products or services, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product or service in such “bundle”. Licensee shall provide Licensor documentation reasonably supporting such average discount with respect to each “bundle.” If a Licensed Product in a “bundle” is not sold separately, and no bona fide list price exists for such Licensed Product, Licensee and Licensor shall negotiate in good faith a reasonable imputed list price for such Licensed Product and Net Sales with respect thereto shall be based on such imputed list price.

Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to an Affiliate, sublicensee, or other Third Party, at no cost or for a price that is not materially in excess of Licensee’s cost of manufacturing or procuring such Licensed Product, (i) in connection with the research, development or testing of a Licensed Product, (ii) for purposes of distribution as promotional samples or resale, or (iii) for indigent or similar public support or compassionate use programs shall not, in any case, be considered a sale of a Licensed Product under this Agreement.

1.28 “Carcinogenicity Studies” means, with respect to a Licensed Product, two year carcinogenicity studies performed in rats (and mice if requested by the FDA or other Regulatory Authority) as outlined in ICH guidelines S1A, S1B and S1C.

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1.29 “Original Jurisdiction” means (i) the State of Connecticut in the United States, in the case of Bayer, and (ii) the State of North Carolina in the United States, in the case of Dara.

1.30 “PPAR” means peroxisome proliferator activated-receptor protein.

1.31 “PPAR Assay” means the assay described on Schedule 1.31.

1.32 “Patents” means all rights under patents and patent applications, any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, and renewals of any of the foregoing, all domestic and foreign counterparts of any of the foregoing and patents issuing therefrom, and all improvements, supplements, modifications, corrections, or additions with respect to any of the foregoing.

1.33 “Phase 2 Trial” means a clinical trial of a Licensed Product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Licensed Product is safe for its intended use and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).

1.34 “Phase 3 Trial” means a clinical trial that provides for a pivotal human clinical trial of a Licensed Product, which trial is designed to: (a) establish that a Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Licensed Product; and (d) generally consistent with 21 CFR § 312.21(c).

1.35 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in Licensee’s reasonable judgment, sale of a Licensed Product for human therapeutic use in a particular jurisdiction.

1.36 “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products in a particular jurisdiction, including, without limitation, the FDA, and where applicable any ethics committee or any equivalent review board.

1.37 “Regulatory Filing” means, with respect to the United States, a New Drug Application, Biologic License Application, or Investigational New Drug application, any foreign counterparts or equivalents thereof, any DMFs, and any other filings or submissions required by Regulatory Authorities relating to the Development or Commercialization of any Licensed Product, including any supporting documentation, correspondence, meeting minutes, amendments, or supplements with respect to any of the foregoing.

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1.38 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the term commencing on the First Commercial Sale of a Licensed Product and continuing until the latest of (i) the tenth (10th) anniversary of such First Commercial Sale, (ii) expiration of the last to expire Valid Claim covering the manufacture, use or sale of a Licensed Product in the country where such Licensed Product is sold, or (iii) the expiration or termination of any Patent Term Extensions (as defined in Section 5.5 below).

1.39 “Secondary Indication” means a second therapeutic indication for a Licensed Product, previously the subject of a Regulatory Approval for a different indication, for which a supplemental NDA is submitted (or intended to be submitted).

1.40 “Secondary Product” means any Licensed Product other than a Diabetes Product (i.e. a Licensed Product not developed or intended for the treatment of type 2 diabetes).

1.41 “Successful Completion” means:

(a) with respect to Carcinogenicity Studies of a particular Licensed Product, (i) the observation of tumors at AUC (Area Under the Curve) exposures greater than 10-fold of the maximum recommended human dose (MRHD) exposure of such Licensed Product and (ii) FDA or EMEA approval to Commence a Phase 3 Trial of such Licensed Product with a treatment duration of greater than six (6) months; and

(b) with respect to a Phase 2 Trial of a certain Licensed Product, FDA approval to Commence a Phase 3 Trial of such Licensed Product

1.42 “Term” has the meaning assigned to it in Section 8.1.

1.43 “Territory” means worldwide.

1.44 “Third Party” means any entity other than (a) Licensor, (b) Licensee or (c) an Affiliate of either of them.

1.45 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent within the Licensed Patents that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and mat has not been explicitly disclaimed, or admitted by Licensor in writing to be invalid or unenforceable or of a scope not covering Licensed Products through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement, notwithstanding the foregoing definition.

2.	LICENSES AND RELATED RIGHTS

2.1 License to Licensee. Licensor, on behalf of itself and its successors and assigns, hereby grants to Licensee and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 2.2, under the Licensed Technology to make, have made, use, sell, offer for sale and import Licensed Products in the Field in the Territory, provided that the foregoing license shall not include any rights to make, have made, use, sell, offer for sale and import any product(s) incorporating any Development Candidate as an API.

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2.2 Sublicensing. Licensee and its Affiliates shall have the right to sublicense their rights under Section 2.1 to one or more Third Parties upon prior written approval by Bayer, such approval not to be (i) unreasonably withheld, delayed, or conditioned or (ii) conditioned on the payment of any additional consideration to Bayer or amendment of any economic terms of this Agreement in favor of Bayer. Licensee shall provide Licensor a written copy of any proposed sublicense for Bayer’s review and approval, provided that Licensee may redact any portions of such sublicenses (or amendments) disclosing sublicensees’ proprietary information, technology, or research, development, or commercialization plans as reasonably necessary to comply with any confidentiality obligations to such sublicensee. Bayer shall provide Licensee notice of its approval or denial of a sublicense within ten (10) business days of any request for such approval by Licensee, provided that (i) in the event Bayer wishes to deny such approval, such notice shall include a written description of Bayer’s reasonable objections to the proposed sublicense, and (ii) Bayer shall be deemed to have approved such sublicense in the event it fails to provide such notice within such ten (10) business day period. Each sublicense shall be consistent with the terms and conditions of this Agreement. For purposes of this Agreement, a Third Party to whom Licensee or its Affiliate grants exclusive rights to market one or more Licensed Products in a given territory shall be deemed a “sublicensee” of Licensee hereunder for such territory.

2.2A Right of First Negotiation. Prior to Licensee’s first entering into material negotiations concerning a sublicense of Licensee’s rights hereunder to any Third Party for purposes of enabling such Third Party to Commercialize any Licensed Product(s), Licensee shall provide Licensor written notice of its intent to pursue such a sublicense and Licensor shall have the right, if it provides written notice to Licensee within thirty (30) days of such notice, to exclusively negotiate with Licensee for period of sixty (60) days following its notice to Licensee within the aforementioned initial thirty (30) day period, during which negotiations both parties shall exercise commercially reasonable good faith efforts to reach an agreement concerning Licensor’s Commercialization of Licensed Product(s). If (i) the parties do not conclude such an agreement within such sixty (60) day period or (ii) Licensor does not provide written notice to Licensee indicating its intention to exercise such right of negotiation within the thirty (30) day period described above, Licensee shall have no further obligation to Licensor under this Section 2.2A. Further, once Licensee has complied with this Section 2.2A once under this Agreement, Licensee shall have no further obligations under this Section 2.2A and shall be free to sublicense any or all of its rights under this Agreement without providing any further or future right to negotiation for the benefit of Licensor.

2.3 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be

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entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.

2.4 Disclosure of Information. Upon execution of this Agreement and thereafter during the term hereof, Licensor shall disclose to Licensee, in confidence under the terms of Section 7 hereof, all relevant Information as shall become available to it relating to Licensed Technology and Licensed Products. If and as requested by Licensee, Licensor will use reasonable efforts to disclose to Licensee or any Regulatory Authority (including but not limited to the FDA and EMEA) all relevant Information in its possession required for Licensee to register for sale or obtain approval for sale of each Licensed Product.

2.5 Improvements. Licensor shall promptly inform Licensee in detail and in writing of any Improvements.

3.	FINANCIAL TERMS

3.1 Upfront Payment. Licensee shall pay Licensor [***] within thirty (30) days of the Effective Date.

3.2 Royalty Payments. Licensee shall pay to Licensor the following royalty payments, subject to adjustment as described in Sections 3.3 and 3.4, based on Net Sales of Licensed Products in the Territory by Licensee, its Affiliates, and their Third Party sublicensees:

[***]

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[***] No multiple royalties shall be payable because the manufacture, use, or sale of any Licensed Product is, or shall be, covered by more than one Valid Claim contained in the Licensed Patents. A royalty shall be payable under this Section 3.2 only once with respect to any particular Licensed Product.

3.3 Third Party Royalties. In the event that (a) a Licensed Product is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in any given country of the Territory, and Licensee, an Affiliate thereof, or any sublicensee thereof licenses such patent(s) in settlement of such claims, or to avoid future such claims, (b) Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing determines that it is commercially, reasonably necessary or advisable to pay royalties to a Third Party to obtain a license to practice any Third Party’s rights in order to manufacture, use, Commercialize or Develop a Licensed Product in any given country of the Territory, or (c) it would be necessary to obtain a license to practice any Third Party’s rights that could improve, enhance, or modify a Licensed Product in any given country of the Territory, as determined by Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing, then Licensee may deduct an amount equal to fifty percent (50%) of any fees, milestones or royalties due to such Third Parties for such rights (or such amounts paid by Licensee, its Affiliate, or any sublicensee of either of the foregoing in settlement of any infringement action) (collectively, all of the foregoing, “Third Party Royalties”) from the any amounts due Licensor hereunder.

3.4 Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the Licensed Patents, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the royalty rate payable hereunder for sales of Licensed Products in such country will be adjusted to match any lower royalty rate granted to such Third Party for such country with respect to the sales of such Licensed Products, subject to any adjustments pursuant to Section 3.3 above.

3.5 Milestone Payments. Licensee shall pay Licensor the following amounts within ninety (90) days of Licensee, an Affiliate, or any sublicensee of either of the foregoing achieving the indicated milestone:

MILESTONE	PAYMENT DUE
Approval by the appropriate Regulatory Authority of an IND filed by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing with respect to a Diabetes Product	[	***]

Approval by the appropriate Regulatory Authority of an IND filed by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing with respect to a Secondary Product (or a Diabetes Product for a Secondary Indication)

	[	***]

Successful Completion of Carcinogenicity Studies for a Diabetes Product conducted by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing	[	***]

Successful Completion of Carcinogenicity Studies for a Secondary Product conducted by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing	[	***]

Successful Completion of a Phase 2 Trial concerning a Diabetes Product conducted by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing	[	***]

Successful Completion of a Phase 2 Trial concerning a Secondary Product (or a Diabetes Product for a Secondary Indication) conducted by or on behalf of Licensee, an Affiliate thereof, or any sublicensee of either of the foregoing

	[	***]

Regulatory Approval of a Diabetes Product in a Major Market for the benefit of Licensee, an Affiliate thereof, or a sublicensee of either of the foregoing	[	***]

Regulatory Approval of a Secondary Product (or a Diabetes Product for a Secondary Indication) in a Major Market for the benefit of Licensee, an Affiliate thereof, or a sublicensee of either of the foregoing

	[	***]

120th day following First Commercial Sale in a Major Market of a Diabetes Product by or on behalf of Licensee, an Affiliate thereof, or a sublicensee of either of the foregoing	[	***]

120th day following First Commercial Sale in a Major Market of a Secondary Product (or a Diabetes Product for a Secondary Indication) by or on behalf of Licensee, an Affiliate thereof, or a sublicensee of either of the foregoing

	[	***]

The first Diabetes Product is subject to the Diabetes Product milestones set forth above. In the event the first Diabetes Product fails to achieve Regulatory Approval, Licensee may develop a second replacement Diabetes Product being obligated to pay only those milestone payments described above not already paid to Licensor with respect to the first Diabetes Product. Thus, milestone payments for the first successful Diabetes Product shall not exceed [***], regardless of how many Diabetes Products are evaluated. A “successful” product means, for purposes of this Section 3.5, Regulatory Approval in a Major Market.

As described above, a Secondary Indication for the first successful Licensed Product shall be considered a Secondary Product for purposes of the milestone payments described above and shall be paid at [***] the original milestones established above with respect to the Diabetes Product for a total of no more than [***]. A Secondary Indication, however, is not a Secondary Product.

A Secondary Product is subject to [***] of the original milestone payments set forth above with respect to the Diabetes Product (for a total not to exceed [***]). In the event the

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initial Second Product is not successful, the Licensee may develop other replacement Secondary Products, paying only those milestones not previously paid for the development of a Secondary Product. In no instance shall total milestone payments for Secondary Products exceed [***].

Additional Licensed Products after the first two successful Licensed Products (or success of the Diabetes Product and a Secondary Indication for such Diabetes Product) shall be subject to royalty payments only and shall not be subject to milestone development payments.

Notwithstanding anything to the contrary, the total amounts payable to Licensor under this Section 3.5 shall not exceed [***], and each milestone above shall only be payable once, with respect to the first Diabetes Product or Secondary Product, as applicable, to achieve such milestone.

3.6 Minimum Payments. Beginning with respect to calendar year 2009, if the total amounts payable under this Section 3 with respect to Net Sales and milestones achieved during a particular calendar year (“Earned Payments”) do not equal or exceed the amount noted below for such calendar year, Licensee shall pay Licensor, in addition to any Earned Payments for such calendar year, an amount equal to the difference between such Earned Payments and the amount noted below for such calendar year. Any amounts paid under this Section 3.6 shall be fully creditable against, and deducted from, any milestone payments due under Section 3.5.

CALENDAR YEAR	MINIMUM PAYMENTS
2009	[	***]
2010	[	***]
2011	[	***]
2012 and every year thereafter	[	***]

As an example of the payment contemplated by this Section 3.6, if Net Sales during calendar year 2014 total [***], and no milestones triggering any payment under Section 3.5 are achieved during calendar year 2014, Licensee shall pay Licensor, in addition to royalty payments of [***] under Section 3.2 (assuming there are no royalty adjustments pursuant to Sections 3.3 or 3.4), [***] under this Section 3.6.

Notwithstanding anything to the contrary, Licensor’s sole and exclusive remedy with respect to Licensee’s failure to pay, as the total amount paid under this Section 3 with respect to a particular calendar year, the amounts listed above shall be the right, following sixty (60) days’ written notice to Licensee of such failure without cure, to terminate this Agreement and Licensee’s rights hereunder. Payments due under this Section 3.6 shall be made within sixty (60) days of the end of the relevant calendar year, consistent with Section 3.7.

3.7 Payments and Payment Reports. Except as otherwise provided herein, all royalties and payments due under this Section 3 shall be paid within sixty (60) days of the end of the relevant calendar quarter for which the applicable Net Sales occur, subject, with respect to Net Sales by Third Party sublicensees, to any longer reporting periods which may be agreed to

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by Licensee or its Affiliates with respect to such sublicensees. Each royalty payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Net Sales, by country, of each Licensed Product sold during the relevant calendar quarter by Licensee and its Affiliates and Third Party sublicensees and detailing the calculation of royalties and milestones due for such calendar quarter.

3.8 Payment Method. All payments due under this Agreement to Licensor shall be made by check or bank wire transfer in immediately available funds to an account designated by Licensor. All payments hereunder shall be made in the legal currency of the United States of America, except as provided in Section 3.10.

3.9 Taxes. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”) imposed upon such payments. For the case charging or imposition of VAT is legally required due to (i) Licensor’s sale to, merger with, acquisition by, or assignment of this Agreement to an Affiliate or Third Party located in, or otherwise subject to the laws of, a jurisdiction other than Licensor’s Original Jurisdiction, or any other action of Licensor that causes it or this Agreement to become subject to the laws of another jurisdiction, or (ii) a change in the laws of Licensor’s potential future jurisdiction, and such VAT will not be fully refundable for the Licensee this VAT will be reimbursed by the Licensor to the extent not refundable. In addition, in the event any of the payments made by Licensee pursuant to Section 3 become subject to withholding taxes under the laws of any jurisdiction, such amounts payable to Licensor shall be reduced by the amount of taxes deducted and withheld, and Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Licensor to claim such payment of taxes. No deduction shall be made, or a reduced amount shall be deducted, to the extent the Licensee is timely furnished with necessary documents certifying, consistent with applicable laws, rules, and regulations, that the payment is exempt from tax or subject to a reduced tax rate. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor.

Each Party will provide the other Party with reasonable assistance to enable the other Party to recover any of the above-described taxes as permitted by law, provided that if a Party reasonably incurs any Third Party costs in rendering such assistance (including but not limited to reasonable, documented attorneys’ fees), the Party requesting such assistance shall promptly reimburse the assisting Party for such costs.

3.10 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country under such country’s applicable law, royalties accrued in that country shall be paid to Licensor in the country in local currency by deposit in a local bank designated by Licensor, unless the Parties otherwise agree.

3.11 Sublicenses. For avoidance of doubt, the Parties agree that in the event that Licensee grants licenses or sublicenses to Third Parties to sell Licensed Products, Licensee shall use commercially reasonable efforts to include in such licenses or sublicenses an obligation for the licensee or sublicense to account for and report its sales of Licensed Products on a basis reasonably sufficient to enable Licensee to pay Licensor the royalties due under this Agreement.

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3.12 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Licensee’s reasonable practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Licensee shall notify Licensor of the conversion method(s) used by Licensee.

3.13 Interest. If Licensee fails to make any payment when due to Licensor under this Agreement, then interest shall accrue on a daily basis at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict Licensor’s right to terminate this Agreement in accordance with the terms and conditions of Section 8.3.

3.14 Records; Audits. Licensee shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement. At the request (and expense) of Licensor, Licensee and its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Licensor and reasonably acceptable to Licensee, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to Licensor’s request, the correctness or completeness of any royalty report or payment made under this Agreement. Licensor shall promptly provide a copy of the results of any such audit to Licensee. Licensor shall bear the full cost of the performance of any such audit, unless such audit discloses an underpayment exceeding five percent (5%) of the amount actually due hereunder, in which case Licensee shall bear the reasonable, documented cost of the performance of such audit. Licensee shall promptly pay to Licensor the amount of any underpayment of royalties revealed by an examination and review. Any overpayment by Licensee of royalties or any other amount paid to Licensor revealed by an examination and review shall, in Licensee’s sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to Licensee within ten (10) business days of its request.

4.	DILIGENCE; DEVELOPMENT ASSISTANCE.

4.1 Licensee shall, during the Term, use Diligent Efforts to pursue the research, development, and commercialization of at least one Licensed Product. As between the Parties, Licensee will own all Regulatory Approvals and Regulatory Filings for each country in the Territory for Licensed Products.

4.2 Upon execution of this Agreement, Licensor shall provide to the Licensee, at no additional cost, all Licensed Know-How, which shall include but not be limited to all pre-clinical or clinical data, trade secrets, human safety data, preliminary efficacy data, and other regulatory data related to any Licensed Product in its possession.

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Licensor shall, at Licensor’s cost, take any and all actions requested by the Licensee to effect the purposes of the foregoing as promptly as practicable following the execution of this Agreement, which shall include but not be limited to taking all reasonable actions necessary to enable the Licensee to undertake the manufacture, development and commercialization of Licensed Products under this Agreement. Such actions shall include providing the Licensee with:

a.	copies of all regulatory submissions;

b.	any communications with Governmental Authorities and the minutes of any meetings with Governmental Authorities relating to any Licensed Product;

c.	DMFs and any trial, drug, device, or other master files relating to any Licensed Product, including copies of all case report forms;

d.	copies of all listings and tables of results from the clinical trials relating to any Licensed Product;

e.	copies of all treatment-related serious adverse event reports from the clinical trials relating to any Licensed Product;

f.	storage of and access permission to any retained samples of materials used in clinical trials relating to any Licensed Product;

g.	access to contract and clinical research organizations involved in the preclinical studies and clinical trials relating to any Licensed Product;

h.	the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Licensed Product; and

i. all other information that the Licensee may reasonably request that may be useful to the Licensee for the manufacturing of Licensed Products or conducting preclinical studies and clinical trials and other Development activities with respect to each Licensed Product, and the Commercialization of Licensed Products.

Further, for a period of sixty (60) months following the Effective Date, the Licensor shall promptly provide such technical assistance to Licensee as Licensee requests regarding the Licensed Technology, Licensed Patents, Licensed Products, and Licensor’s efforts with respect to Regulatory Filings or its seeking of Regulatory Approval for any Licensed Product(s). Such technical assistance and transfer shall be limited to no greater than two hundred forty (240) person-hours.

4.3 Within ten (10) business days of any request of Licensee made in writing during the first year following the Effective Date, Licensor shall provide Licensee with, as requested by Licensee, all or a portion of the materials described on Schedule 4.3 (the “Existing Materials”), free and clear of all claims, liens, and encumbrances, and any supporting documentation with respect thereto.

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5.	PATENT PROSECUTION AND MAINTENANCE.

5.1 Unless and until Licensee exercises its rights under Section 5.3 below, Licensor shall be responsible for, and be obligated to diligently pursue the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of any Patents within the Licensed Patents. Licensor will regularly advise Licensee of the status of all pending patent applications in the Licensed Patents, including any related hearings or other proceedings, and, at Licensee request, will provide Licensee with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. Licensor shall consult with and obtain written consent from Licensee prior to abandoning any Licensed Patent or any claim contained therein, which consent shall not be unreasonably withheld, delayed, or conditioned. Licensor will solicit Licensee’s advice and review of such applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Licensee’s reasonable comments related thereto. The reasonable, documented costs incurred following the Effective Date with respect to the filing, prosecution, and maintenance of Licensed Patents shall be borne by Licensee, subject to Sections 5.2 and 5.4 below.

5.2 Licensor will provide reasonable advance written notice of any required foreign patent filings and associated fees. Licensee must thereafter inform Licensor in writing which foreign countries, if any, in which Licensee desires patent protection and Schedule 1.24 will be amended in writing to reflect those designations. Licensor may elect to seek patent protection in countries not so designated by Licensee, in which case Licensor shall be responsible for expenses attendant thereto as described in Section 5.4. However, in such instances, such patent applications will not be Licensed Patents, Schedule 1.24 shall be deemed to be so amended accordingly, if necessary, and Licensee forfeits all rights under this Agreement to such patent applications and resulting patents in such countries.

5.3 Licensee shall have the right to assume primary responsibility for all activities associated with the prosecution of Licensed Patents under this Agreement, provided that it first provides Licensor with written notice of its desire to assume such responsibilities and obtains Licensor’s written approval of the legal counsel that Licensee shall retain for such purposes, such approval not to be unreasonably withheld. It is understood and agreed that in the event Licensee assumes such responsibilities, it shall keep Licensor advised as to the status of the Licensed Patents by providing Licensor, in a timely manner, with copies of all official documents and correspondence relating to the prosecution, maintenance, and validity of the Licensed Patents. Licensee shall consult with Licensor in such prosecution and maintenance, shall diligently seek advice of Licensor on all matters pertaining to the Licensed Patents, shall diligently seek reasonably strong and broad claims under the Licensed Patents, and shall not abandon prosecution of any Licensed Patents or any of the claims of the Licensed Patents without first notifying Licensor in a timely manner of Licensee’s intention and reason therefor, and providing Licensor with reasonable opportunity to assume responsibility for prosecution and maintenance of the appertaining Licensed Patents (which thereafter shall be subject to the other provisions of this Section 5 that regard Licensed Patents). All decisions with respect to the prosecution of the Licensed Patents by Licensee pursuant to this Section 5.3 shall be made by Licensee. Licensee’s

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obligations under this Section 5.3 shall include, without limitation, an obligation to inform Licensor in a timely manner (no less than thirty (30) days prior to the appertaining filing deadlines) that Licensee will not pursue patents in any non-U.S. country so that Licensor may pursue such patents if it so desires. In such case, upon the date of such filing of such patent applications by Licensor, such patents and patent applications shall not be considered Licensed Patents, Licensee shall be deemed to have forfeited all rights under this Agreement to such patent applications and resulting patents, and Schedule 1.24 shall be deemed to be so amended. For avoidance of doubt, it is understood that Licensee shall assume direct and full responsibility for payment of expenses it incurs as a result of its assumption of responsibility for prosecution of Licensed Patents under this Section 5.3.

5.4 If Licensee provides Licensor with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Licensed Patents, then Licensee’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Licensed Patents will terminate sixty (60) days after Licensor’s receipt of such written notification. However, in such instances, sixty (60) days after Licensor’s receipt of written notification, such patents and/or patent applications will no longer be included in Licensed Patents (and Schedule 1.24 shall be deemed to be so amended accordingly), and Licensee surrenders all rights under this Agreement to such patents, patent applications, and any patents issuing therefrom.

5.5 Patent Term Extensions. Licensee shall promptly notify Licensor of the issuance of each Regulatory Approval and, where reasonably possible and reasonably useful or materially valuable in the commercialization of Licensed Products, use Diligent Efforts to apply or enable Licensor to apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by applicable laws, rules, regulations, or guidelines (collectively, “Patent Term Extensions”) in the relevant country of the Territory. Licensor shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, use commercially reasonable efforts to, if and as requested by Licensee, obtain (or assist the Licensee in obtaining) all available Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of Licensed Products

6.	PATENT INFRINGEMENT.

6.1 Notice. If either Party becomes aware of any actual, potential, or alleged infringement of any Licensed Patents, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement.

6.2 Infringement of Licensed Patents. With respect to any actual, potential, or alleged infringement of the rights granted to Licensee hereunder with respect to the Licensed Patents, Licensee shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Licensor’s name, if necessary, with respect to such alleged infringement. If, within twelve (12) months of the notice above, Licensee (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii)

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shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Licensee notifies Licensor that it has decided not to undertake any of the foregoing against any such alleged infringer, then Licensor shall then have the right to bring suit to enforce the rights granted to Licensee hereunder with respect to Licensed Patents at its own expense. In any such litigation brought by Licensee, Licensee shall have the right to use and sue in Licensor’s name and join Licensor as a party to such litigation, and Licensor shall cooperate reasonably, as requested by Licensee and at Licensee expense (which expense shall be reasonable).

6.3 Infringement of Third Party Rights. If a claim is brought by a Third Party alleging patent infringement by Licensee, Licensor, their Affiliates, or their sublicensees with respect to the manufacture, use, sale, offer for sale or importation of Licensed Products, or any third party challenges the validity or enforceability of any claims of any Licensed Patents, each Party will give prompt written notice to the other Party of such claim. The Parties shall promptly use commercially reasonable efforts to consult in good faith to develop a commercially reasonable strategy or strategies, which shall take into account the reasonable economic interests of both parties, for jointly and/or cooperatively responding to any such infringement claim or challenge to the validity or enforceability of any Licensed Patents. If (i) the efforts of the Parties are unable to agree upon such a strategy within fifteen (15) business days of the notice described above or (ii) Licensor does not use commercially reasonable efforts to consult in good faith with Licensee concerning such a strategy, as described above, Licensee shall have the first and primary right (but not the obligation) at its own expense to defend, control the defense of, and/or settle any such infringement claim against Licensee, its Affiliates, or their sublicensees or challenge of the validity or enforceability of the Licensed Patents, using counsel of its own choice. Licensor shall cooperate reasonably, as requested by Licensee and at Licensee expense (which expense shall be reasonable). With respect to any such defense. If, within six (6) months of the expiration of the fifteen (15) business day period noted above, Licensee (i) shall have been unsuccessful in defending such a challenge to the validity or enforceability of any claim of the Licensed Patents, (ii) shall not have brought and shall not be diligently prosecuting litigation with respect to such challenge, or (iii) has not entered into settlement discussions with respect to such challenge, or if Licensee notifies Licensor that it has decided not to undertake any of the foregoing with respect to such challenge, then Licensor shall then have the right, at its expense, to defend any Third Party challenge to the validity or enforceability of any claims in the Licensed Patents (but not any other claim or allegation referenced above except with respect to any defense of any Third Party claim of infringement by Licensor), and Licensee shall cooperate, as reasonably requested by Licensor and at Licensor expense, with respect to any such defense.

6.4 Litigation Control. Unless otherwise agreed upon by the Parties in writing with respect to any joint or cooperative strategy developed under Section 6.3, the Party pursuing or controlling any action or defense under Section 6.2 or 6.3 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Licensed Patents or, if Licensee is the Secondary Party, Patents owned or controlled by Licensee, (2) subjects the Secondary Party to any non-indemnified liability or obligation, or (3) admits fault or wrongdoing on the part of Secondary Party must, in

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each case, be approved in writing by Secondary Party, such approval not to be unreasonably withheld. The Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within ten (10) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the Licensed Patents shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split ninety percent (90%) to Controlling Party and ten percent (10%) to Secondary Party. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding.

6.5 Reimbursement. Unless otherwise agreed upon by the Parties in writing with respect to any joint or cooperative strategy developed under Section 6.3, the Controlling Party shall invoice the Secondary Party for any reasonable, documented costs incurred that are to be borne by the Controlling Party pursuant to this Section 6. The Controlling Party shall pay the Secondary Party such amounts within thirty (30) days of its receipt of any such invoice.

6.6 Trademarks. Licensee may, in its sole discretion, select trademarks for the Licensed Product and shall own all such trademarks. To the extent Licensee pursues trademarks for Licensed Products, as between the parties, Licensee shall have the sole responsibility for the filing, prosecution and maintenance of registrations of product trademarks for Licensed Products, at its sole expense.

7.	CONFIDENTIALITY

7.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after the end of the Term, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2 Exceptions. A Party shall not have the obligations set forth in Section 7.1 with respect to any portion of such Confidential Information that it can show by adequate documentation:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

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(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from fee disclosing Party, as demonstrated by receiving Party’s written records;

(c) is subsequently disclosed to the receiving Party without obligation of confidentiality or limitation on use by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

7.3 Authorized Disclosure. Notwithstanding Section 7.1, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a)	filing or prosecuting Patents pursuant to Section 5;

(b)	Regulatory Filings;

(c)	prosecuting or defending litigation relating to Licensed Products;

(d)	complying with applicable laws and governmental regulations; and

(e)	disclosure, in connection with the performance of this Agreement or exercise of the licenses or rights conveyed herein, to Affiliates, licensees, sublicensees, employees, consultants, or agents of either Party, each of whom prior to disclosure must be bound by substantially similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8.

7.4 Terms of the Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 7.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7. Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made by Licensee, under obligations of confidentiality and non use at least equivalent in scope to those set forth in this Section 7, to actual or potential bankers, lenders, investors, acquirors, acquisition targets, and strategic partners of Licensee.

7.5 Publicity. Licensee shall be entitled, in its sole discretion, to make public announcements regarding its Development and Commercialization of Licensed Products. In addition, Licensee may make a public statement concerning the Agreement or the progress of the Licensed Products where such statement is required by law, applicable stock exchange regulation or legal proceedings. In connection with any filing described in the foregoing sentence, Licensee shall use commercially reasonable efforts to obtain confidential treatment of trade secret

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information. In any event, Licensee agrees to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder, and shall cooperate with each other with respect to all such disclosures. Except as explicitly permitted by this Agreement, neither Party will make any public announcement regarding the terms of or events related to the Agreement without the prior consent of the other Party.

7.6 Publications. Neither Licensor nor its employees, contractors, investigators, directors, officers, or shareholders shall publish or present any information with respect to any Licensed Product or Licensed Technology without Licensee’s prior consent (which may be withheld in Licensee’s sole and final discretion), except as required under Section 7.3(d).

8.	TERM AND TERMINATION

8.1 Term. This Agreement shall become effective on the Effective Date and shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the earlier of (i) expiration of the Royalty Term with respect to the applicable Licensed Product in the applicable country or (ii) the effective date of termination pursuant to Section 8.2 or 8.3 (the “Term”). Upon expiration of this Agreement pursuant clause (i) above, Licensee and its Affiliates shall have the perpetual, unrestricted, fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import Licensed Products in the applicable country.

8.2 Termination by Licensee. Licensee may terminate this Agreement at any time upon thirty (30) days prior written notice to Licensor.

8.2A Termination for Failure to Pay Upfront Fee. In the event the payment required under Section 3.1 is not paid within thirty (30) days of the Effective Date, this Agreement shall automatically terminate.

8.3 Mutual Termination Rights. Either Party will have the right to terminate this Agreement upon the following:

(a) It reasonably believes that the other Party is in material breach of this Agreement, in which case the non-breaching Party may deliver written notice of such material breach to the other Party, such notice to describe in detail the nature of such breach. The allegedly breaching Party shall have sixty (60) days from receipt of such notice to cure such breach. Any such termination shall become effective at the end of such 60-day period unless the breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default is capable of being cured but cannot be cured within such 60-day period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred twenty (120) days after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default); or

(b) the other Party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party for or a substantial part of its assets, or any case or

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proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged. In such circumstances, the other Party may, upon notice to such Party, terminate this Agreement, such termination to be effective upon such Party’s receipt of such notice.

8.4 Effects of Termination.

(a) Except as set forth in Section 8.1, upon any termination of this Agreement, all licenses granted by Licensor to Licensee under this Agreement shall terminate and Licensee and its Affiliates shall cease Development and Commercialization of all Licensed Products, provided that, notwithstanding the foregoing, Licensee and its Affiliates shall have the privilege, subject to the payment of royalties as required under Section 3, of (i) completing the manufacture of any Licensed Products in the process of manufacture as of the effective date of such termination (the “Termination Date”), (ii) selling such Licensed Products and all finished Licensed Products in Licensee’s possession or under its control as of the Termination Date for a period of one year following the Termination Date upon commercially reasonable conditions, and (iii) completing performance of all contracts entered into with third parties prior to the Termination Date (1) for the marketing, sale, or manufacture of Licensed Products or (2) requiring the use of technology claimed in the Licensed Patents or Licensed Products for a period of one year following the Termination Date. Notwithstanding any provision herein to the contrary, no termination of this Agreement by Licensor shall be construed as a termination of any valid sublicense granted by Licensee, Its Affiliates, or its sublicensees with respect to the rights granted under this Agreement. Upon termination of this Agreement by Licensor each sublicense shall, to the extent not imposing obligations on Licensor in excess of those contained herein, be automatically assigned to Licensor.

(b) Termination of this Agreement shall not terminate the obligations of Licensee to make any payments then owing through the date of termination or the obligations of confidentiality imposed on either party.

(c) The remedies set forth in this Section 8 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the parties.

8.5 Survival. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 3.14, 6 (with respect to infringements during the term of this Agreement), 7, 8.1, 8.4, 8.5, 9,3, 10, and 11, together with any sections referenced in such surviving provisions or necessary to give them effect.

9.	REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. Each Party represents and warrants to the other that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

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(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party to enter into this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 9.3 below).

9.2 Licensor Representations and Warranties. Licensor represents, warrants, and covenants that:

(a) Licensor has not, and during the term of the Agreement will not, grant any right to any Third Party relating to Licensed Technology, Licensed Patents, or Licensed Know-How which conflicts with the rights granted to Licensee hereunder;

(b) During the term hereof, Licensor will not, without the prior written consent of Licensee, encumber any portion of the Licensed Technology, Licensed Patents, or Licensed Know-How with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership, unless the encumbrance is expressly subject to the licenses herein;

(c) The Licensor has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations, and grant the rights granted to Licensee, hereunder;

(d) Licensor does not have any present knowledge from which one would reasonably conclude that the Licensed Patents are invalid or that Licensee’s exercise of its rights hereunder would infringe patent rights of any Third Party;

(e) The Licensed Patents listed on Schedule 1.24 are, as of the Effective Date, the only patents or patent applications Controlled by Licensor claiming Licensed Products, any technology embodied or described in the Licensed Technology, or the manufacture, use, or application of any of the foregoing.

(f) Each item included in the Licensed Patents that is registered, filed or issued under the authority of an appropriate Governmental Authority is and at all times has been in compliance with all legal requirements applicable thereto, and all filings, payments, and other

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actions required to be made or taken to maintain each item of the Licensed Patents in full force and effect have been made by the applicable deadline. Furthermore, (1) no application for a patent or for a copyright, mask work or trademark registration or any other type of intellectual property protection included in the Licensed Technology (including but not limited to Licensed Patents) filed by or on behalf of Licensor or any licensor thereof with respect thereto has been abandoned or allowed to lapse and (2) no provisional patent application has expired without the filing of a nonprovisional patent application that claims the benefit of such provisional patent application.

(g) Neither Licensor nor any Affiliate thereof is a party to or otherwise bound by any oral or written contract or agreement that will result in any third party obtaining any interest in, or that would give to any third party any right to assert any claim in or with respect to, any rights granted to Licensee under this Agreement;

(h) Licensor has furnished to Licensee all tangible manifestations of the Licensed Technology which Licensor owns or possesses as of the Effective Date;

(i) Licensor has taken reasonable measures, using reasonable business judgment, to protect the confidentiality of the Licensor Know How;

(j) With respect to the Licensed Technology and the technology claimed in the Licensed Patents, as applicable:

1. none of the Licensed Patents is the subject of any pending interference, opposition, cancellation or other protest proceeding;

2. relative to the Licensed Patents, the technology claimed therein, Licensed Know-How, and Licensed Products, Licensor does not have any knowledge of any claim pending, threatened, or previously made alleging infringement or misappropriation of any patent, trade secret, or other intellectual property right of any third party; and

3. Licensor is not aware of any Third Party activities which would constitute misappropriation or infringement of the Licensed Technology (including but not limited to Licensed Patents);

(k) Licensor owns all right, title, and interest to all Licensed Technology, free and clear of any liens, claims, and encumbrances of any party, and none of the Licensed Technology has been obtained by Licensor pursuant to any license or other agreement with any third party (other than by assignment from the Inventors);

(1) Licensor has not received nor been the subject of, nor is it aware of any information for which one would reasonably expect Licensor to receive or be the subject of, any correspondence or other action on the part of any Regulatory Authority which would or could reasonably be expected to have a material adverse effect on the Development or Commercialization of any Licensed Product;

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(m) Licensor does not own or have rights to any Regulatory Approvals or Regulatory Filings regarding any Licensed Product, and, to Licensor’s knowledge, no Licensed Product or product incorporating or utilizing any Licensed Technology has been approved by any Governmental Authority in any jurisdiction for marketing or sale for human use;

(n) Licensor has not received, nor is it aware of, any information which would or could reasonably be expected to have a material adverse effect on the Licensee’s development or commercialization of any Licensed Products (including but not limited to the obtaining of Regulatory Approvals);

(o) Licensor has not received from the FDA, the U.S. Drug Enforcement Administration (“DEA”), or any similar state, local, federal, or foreign Governmental Authority any written notice regarding the approvability or approval of any Licensed Product. No Licensed Product has been withdrawn, suspended or discontinued by the Licensor as a result of any action by the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise). With respect to any Licensed Products, no officer, employee or, to the knowledge of the Licensor, agent of the Licensor has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local, federal, or foreign Governmental Authority, failed to disclose any material fact required to be disclosed to the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA, the DEA or any similar state, local, federal or foreign Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor has any director, officer, employee or, to the knowledge of the Licensor, agent of the Licensor been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Article 335a(a) (or any similar law or regulation) or authorized by 21 U.S.C. Article 335a(b) (or any similar law or regulation);

(p) All necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by Licensor to perform its obligations under this Agreement have been obtained;

(q) Licensor does not own or Control any rights to any trademarks, service marks, trade dress, or similar intellectual property rights with respect to Licensed Products;

(r) As determined in accordance with applicable patent laws, there are no inventors, named or unnamed, with respect to the technology claimed in the Licensed Patents other than the inventors named on the Patents described on Schedule 1.24; and

(s) Licensor owns all right, title, and interest to the Existing Materials, free and clear of all liens, claims, and encumbrances, and the Existing Materials conform to the description thereof provided on Schedule 4.3 without material defect or contamination.

9.3 Disclaimer Concerning Technology. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED,

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EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THE DILIGENT EFFORTS OF THE PARTIES, THERE ARE NO ASSURANCES THAT A LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED BY LICENSEE, OR THAT REQUIRED GOVERNMENTAL APPROVALS IN CONNECTION WITH THE MANUFACTURE, CLINICAL DEVELOPMENT AND/OR COMMERCIALIZATION OF LICENSED PRODUCTS CAN OR WILL BE OBTAINED, AND (B) EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE CONTRARY.

10.	INDEMNITIES; LIMITS ON LIABILITY

10.1 Mutual Indemnification. Subject to Sections 10.2 and 10.3, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, “Representatives”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation arising out of any such Claim (as defined in this Section 10.1), (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against a Party or its Representatives based on: (a) material breach by the indemnifying Party of this Agreement, (b) failure to comply with any applicable law, rule, or regulation by such indemnifying Party in connection with the performance of its obligations hereunder or the exercise of licenses or rights conveyed hereunder, or (c) gross negligence or willful misconduct by such indemnifying Party, its Affiliates, or their respective employees, contractors or agents, except, in each case, to the extent such Damages arise from the gross negligence or willful misconduct of the other Party or its Representatives.

10.2 Indemnification by Licensee. Licensee hereby agrees to indemnify, defend and hold Licensor and its Representatives harmless from and against any Damages resulting from Claims brought by a third party against Licensor or its Representatives resulting directly or indirectly from Licensee’s Development, Commercialization, manufacture, use or sale of Licensed Products, except to the extent such Damages are subject to indemnification by Licensee pursuant to Section 10.1.

10.3 Notification. In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby. Indemnifying Party may assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that any settlement of any Third Party Claim that (i) subjects Indemnified Party to any non-indemnified liability or (ii) admits fault or wrongdoing on the part of Indemnified Party will require the prior written consent of such Indemnified Party, provided such consent will not be unreasonably withheld),

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including, at its own expense, employment of legal counsel, and at any time thereafter Indemnifying Party will be entitled to exercise, on behalf of Indemnified Party, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if Indemnifying Party has exercised its right to assume control of such Third Party Claim, Indemnified Party (i) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by Indemnifying Party) in any such matter, and in such event legal counsel selected by Indemnified Party will be required to reasonably confer and cooperate with such counsel of Indemnifying Party in such defense, compromise or settlement for the purpose of informing and sharing information with Indemnifying Party; (ii) will, at Indemnifying Party’s own expense, make available to Indemnifying Party those employees, officers, contractors, and directors of Indemnified Party whose assistance, testimony or presence is necessary or appropriate to assist Indemnifying Party in evaluating and in defending any such Third Party Claim; provided, however, that any such access will be conducted in such a manner as not to unreasonably interfere with the operations of the businesses of Indemnified Party; and (iii) will otherwise fully cooperate with Indemnifying Party and its legal counsel in the investigation and defense of such Third Party Claim.

10.4 Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 10.1 AND 10.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTIONS 2.1 OR 7.

11.	MISCELLANEOUS

11.1 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the

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Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

11.3 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts and agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

11.4 Notices. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, or by internationally recognized express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For Licensor:	Bayer Pharmaceuticals Corporation
400 Morgan Lane
West Haven, CT 06516
Attn:
Fax:

For Licensee:	Dara BioSciences, Inc.
4505 Falls of Neuse Road, Suite 125
Raleigh, NC 27609
Attn: John Didsbury, Chief Scientific Officer
Fax: (919) 861-0239

11.5 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

11.6 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior consent of the other, which consent shall not be

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unreasonably withheld; provided, however, that Licensee may make such an assignment without Licensor’s consent (a) to an Affiliate or in conjunction with a merger, acquisition, reorganization, consolidation, or sale of all or substantially all of the business or assets of Licensee to which this Agreement pertains, or (b) if Licensee or its Affiliates is required to, or reasonably believes that it will be required to, divest any Licensed Product or a competing product in order to comply with law or the order of any Governmental Authority as a result of a merger or acquisition. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.7 shall be null and void and of no legal effect.

11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments (including without limitation patent assignments), and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

11.11 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[SIGNATURE PAGE TO FOLLOW.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

DARA BIOSCIENCES, INC.		BAYER PHARMACEUTICALS CORPORATION

BY:	/s/ Richard A. Franco	BY:	/s/ R.C. Seaton
NAME:	RICHARD A. FRANCO	NAME:	R.C. SEATON
TITLE:	PRESIDENT & CEO	TITLE:	SR. VICE PRESIDENT

Schedule 1.24

Licensed Patents

WO 2003/011842 with Priority Date 2001-07-27: Indane acetic acid derivatives and their use as pharmaceutical agents, intermediates, and method of preparation

WO 2003/089418 with Priority Date 2002-04-16: Indane acetic acid derivatives and their use as pharmaceutical agents

WO 2004/058174 with Priority Date 2002-12-20: Indane acetic acid derivatives and their use as pharmaceutical agents, intermediates, and method of preparation

WO 2004/098498 with Priority Date 2003-04-28: Indane acetic acid derivatives and their use as pharmaceutical agents

WO 2004/011446 Al with Priority Date 2002-07-26; Indane, dihydrobenzofurane and tetrahydronaphthalene carboxylic acid derivatives and their use as antidiabetics*

WO 2004/082601 A2 with Priority Date 2003-03-13: Method of treating diabetes and diabetes-related disorders*

*	The parties acknowledge that the two patent applications designated with the ‘*’ may have been abandoned, in whole, in part, or with respect to certain jurisdictions, prior to the Effective Date.

Schedule 1.31

PPAR Assay

[***]

Schedule 4.3

Existing Material

BAY 68-2959 in reasonable amounts to be agreed upon in good faith by the parties as soon as reasonably practicable following the Effective Date based on the amount available to Licensor.

For BAY 68-2959, the following material (research grade quality, non-GLP) is available in amounts exceeding 1 g:

230 g [***] (intermediate for the synthesis of BAY 68-2959)

32 g Bay 68-2959 Lot. No. fje-57053-38-D

35 g Bay 68-2959 Lot. No. fje-57053-38-D hand ground

25 g Bay 68-2959 Lot. No. fje-57053-38-D micronized